Exhibit 10.66

AMENDED AND RESTATED MANAGEMENT CONSULTING AGREEMENT dated as of May 31, 2005 (this “Agreement”), between BORDEN CHEMICAL, INC., a New Jersey corporation (the “Company”), and APOLLO MANAGEMENT V, L.P., a Delaware limited partnership (“Apollo”).

WHEREAS, the Company and Apollo previously entered into that certain Management Consulting Agreement, dated as of August 12, 2004 (the “Original Agreement”);

WHEREAS, pursuant to that certain Transaction Agreement, dated as of April 22, 2005 (as amended, the “Transaction Agreement”), among RPP Holdings LLC, Resolution Specialty Materials Holdings LLC, BHI Acquisition Corp. (including any successor in interest thereto, “BHI Acquisition”), BHI Merger Sub One Inc., BHI Merger Sub Two Inc. and BCI, certain mergers and related transactions (the “Combination”) have been effected;

WHEREAS, in connection with the Combination, each of the Company and Apollo desires to amend and restate the Original Agreement as provided herein, such that the Company may continue to avail itself of Apollo’s expertise in connection with management consulting and advisory services related to the business and affairs of the Company and its subsidiaries and affiliates and the review and analysis of certain financial and other transactions; and

WHEREAS, each of the Company and Apollo agrees that it is in their respective best interests to enter into this Agreement whereby, for the consideration specified herein, Apollo shall provide such services as an independent consultant to the Company.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the Company and Apollo agree as follows:

Section 1. Retention of Apollo.

The Company hereby retains Apollo, and Apollo accepts such retention, upon the terms and conditions set forth in this Agreement.

Section 2. Term.

This Agreement shall commence on the date of the consummation of the Combination (the “Commencement Date”) and, unless otherwise (i) extended pursuant to the final sentence of this Section 2 or (ii) earlier terminated pursuant to Section 5, shall terminate on the seventh anniversary of the Commencement Date (the “Term”). Upon the fourth anniversary of the Commencement Date, and at the end of each year thereafter (each of such fourth anniversary and the end of each year thereafter being a “Year End”), the Term shall automatically be extended for an additional year unless notice to the contrary is given by either party at least 30, but no more than 60, days prior to such Year End, as applicable.

Section 3. Management Consulting Services.

(a) Apollo shall advise the Company concerning such management matters that relate to proposed financial transactions, acquisitions and other senior management matters related to the business, administration and policies of the Company and its subsidiaries and affiliates, in each case as the Company shall reasonably request by way of notice to Apollo (the “Management Services”), which notice shall specify the services required of Apollo and shall include all background material necessary for Apollo to complete such services. If requested to provide such services, Apollo shall devote such time to any such written request as Apollo shall deem, in its discretion, necessary. Such Management Services, in Apollo’s discretion, shall be rendered in person or by telephone or other communication. Apollo shall have no obligation to the Company as to the manner and time of rendering its services hereunder, and the Company shall not have any right to dictate or direct the details of the services rendered hereunder.

(b) Apollo shall perform all services to be provided hereunder as an independent contractor to the Company and not as an employee, agent or representative of the Company. Apollo shall have no authority to act for or to bind the Company without its prior written consent.

(c) This Agreement shall in no way prohibit Apollo or any of its partners or Affiliates or any director, officer, partner or employee of Apollo or any of its partners or Affiliates from engaging in other activities, whether or not competitive with any business of the Company or any of its respective subsidiaries or affiliates.

Section 4. Compensation.

(a) As consideration for Apollo’s agreement to render the Management Services and as compensation for any such services rendered by Apollo, Apollo may request, and upon such request the Company agrees to pay to Apollo, an annual fee equal to the greater of (i) $3 million and (ii) 2% of Adjusted EBITDA (with pro forma adjustments thereto as are consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio) of the Company and its Restricted Subsidiaries for the immediately preceding fiscal year (the “Annual Management Fee”). The amount of this annual fee (including the method and timing of payment) shall be reasonably determined and mutually agreed to by Apollo and the Company at the time such request is made by Apollo. As used in this Section 4(a), “Adjusted EBITDA”, “Fixed Charge Coverage Ratio” and “Restricted Subsidiaries” have the definitions ascribed to them in the Indenture dated as of August 12, 2004 among BCI, Borden Nova Scotia Finance, ULC, Borden U.S. Finance Corp., certain of the Company’s other subsidiaries, and The Wilmington Trust Company, as trustee, relating to $150,000,000 Second Priority Senior Secured Floating Rate Notes due 2010 (the “Floating Rate Notes”) and $325,000,000 9% Second Priority Senior Secured Notes due 2014 (the “Fixed Rate Notes”).

(b) Upon presentation by Apollo to the Company of such documentation as may be reasonably requested by the Company, the Company shall reimburse Apollo for all out-of-pocket expenses, including, without limitation, legal fees and expenses, and other disbursements incurred by Apollo, its Affiliates or any of its Affiliates’ directors, officers, employees or agents in the performance of Apollo’s obligations hereunder, whether incurred on or prior to the date hereof, including, without limitation, out-of-pocket expenses incurred in connection with the transactions contemplated by the Transaction Agreement and each of the documents referred to therein.

(c) Nothing in this Agreement shall have the effect of prohibiting Apollo or any of its Affiliates from receiving from the Company or any of its subsidiaries or affiliates any other fees, including any fee payable pursuant to Section 7.

(d) Reference is made to (i) the Credit Agreement, to be entered into simultaneously with consummation of the transactions contemplated by the Transaction Agreement (as amended, restated, modified or supplemented and in effect from time to time, the “Credit Agreement”), by and among Hexion LLC, Hexion Specialty Chemicals, Inc., as U.S. Borrower, Borden Chemical Canada, Inc., as Canadian Borrower, Resolution Europe B.V., as Dutch Borrower, Bakelite AG, as German Borrower, Borden Chemical GB Limited and Borden Chemical UK Limited, as U.K. Borrowers, The Lenders Party Hereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Citicorp North America, Inc., as Syndication Agent, and Credit Suisse, as Documentation Agent and (ii) instruments related to the issuance of the Floating Rate Notes and the Fixed Rate Notes (the “Debt Instruments”). Any portion of the fees payable to Apollo under this Agreement that the Company is prohibited from paying to Apollo under the Credit Agreement or the Debt Instruments shall be deferred, shall accrue and shall be payable at the earliest time permitted under the Credit Agreement and the Debt Instruments or upon the payment in full of all obligations under the Credit Agreement and the Debt Instruments. The Company shall notify Apollo if the Company shall be unable to pay any fees pursuant to the Credit Agreement or the Debt Instruments on each date on which the Company would otherwise make a payment of fees under this Agreement to Apollo.

Section 5. Termination.

(a) Effective immediately prior to either of an IPO or a Sale of the Company (in each case, as hereinafter defined), and without any further action by the Company or Apollo, (i) each of the Company and Apollo shall be released from any and all obligations and liabilities with respect to provision of the Management Services and payment of the Annual Management Fee or any other fees pursuant to this Agreement (other than any unreimbursed expenses of Apollo owing and payable pursuant to Section 4(b)), and this Agreement, other than this Section 5 and Section 6, shall have no further force or effect and (ii) in consideration of the termination provided in clause (i), the Company shall pay to Apollo, via wire transfer of immediately available funds payable immediately prior to either of an IPO or a Sale of the Company, as applicable, a lump-sum amount equal to the net present value of the remaining Annual Management Fees owing and payable by the Company from the date of such IPO or Sale of the Company, as applicable, until the expiration of the Term, which amount shall be determined using an annual discount rate equal to the then-current rate of interest on the Company’s revolving credit facility.

(b) As used herein: (i) “IPO” means an underwritten public offering of the common stock of the Company (or any successor in interest thereto) pursuant to an effective registration statement filed with the United States Securities and Exchange Commission (other than on Forms S-4 or S-8 or successors to such forms) under the Securities Act of 1933, as amended, pursuant to which the aggregate offering price of the common stock sold in such offering is at least $100,000,000; (ii) “Sale of the Company” means the sale of the Company (including by way of the sale of BHI Acquisition) pursuant to which a party or parties acquire (a) capital stock of the Company or BHI Acquisition possessing the voting power to elect a majority of the board of directors of either of the Company or BHI Acquisition (whether by merger, consolidation or sale or transfer of the Company’s or BHI Acquisition’s capital stock) or (b) all or substantially all of the Company’s assets determined on a consolidated basis.

Section 6. Indemnification.

The Company agrees that it shall indemnify and hold harmless Apollo, its Affiliates and its Affiliates’ directors, officers, employees and agents (collectively, the “Indemnified Persons”) on demand from and against any and all liabilities, costs, expenses and disbursements (collectively, “Claims”) of any kind with respect to or arising from this Agreement or the performance by any Indemnified Person of any services in connection herewith. Notwithstanding the foregoing provision, the Company shall not be liable for any Claim under this Section 6 arising from the willful misconduct of any Indemnified Person.

Section 7. Other Services.

If the Company shall determine that it is advisable for the Company to hire a financial advisor, consultant, investment banker or any similar agent in connection with any merger, acquisition, disposition, recapitalization, issuance of securities, financing or any similar transaction, it shall notify Apollo of such determination in writing. Promptly thereafter, upon the request of Apollo, the parties shall negotiate in good faith to agree upon appropriate services, compensation and indemnification for the Company to hire Apollo or its Affiliates for such services. The Company may not hire any person, other than Apollo or its Affiliates, for any services, unless (a) the parties are unable to agree after 30 days following receipt by Apollo of such written notice, (b) such other person has a reputation that is at least equal to the reputation of Apollo in respect of such services, (c) ten business days shall have elapsed after the Company provides a written notice to Apollo of its intention to hire such other person, which notice shall identify such other person and shall describe in reasonable detail the nature of the services to be provided, the compensation to be paid and the indemnification to be provided and (d) the compensation to be paid is not more than Apollo was willing to accept in the negotiations described above, and (e) the indemnification to be provided is not more favorable to the Company than the indemnification that Apollo was willing to accept in the negotiations described above. In the absence of an express agreement to the contrary, at the closing of any merger, acquisition or similar transaction, Apollo shall receive a fee equal to 1% of the aggregate enterprise value paid or provided by the Company (including the aggregate value of (x) equity securities, warrants, rights and options acquired or retained, (y) indebtedness acquired, assumed or refinanced and (z) any other consideration or compensation paid in connection with such transaction).

Section 8. Notices.

All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed sufficient if personally delivered, sent by nationally-recognized overnight courier, by telecopy, or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

if to Apollo, to:

Apollo Management V, L.P.

9 West 57th Street

New York, New York 10019

Attention: Scott Kleinman

Telecopier: (212) 515-3288

if to the Company, to it at:

Borden Chemical, Inc.

180 East Broad Street

Columbus, Ohio 43215

Attention: Vice President and

General Counsel

Telecopier: 614-225-2008

in each case, with a copy (which shall not constitute notice) to:

O’Melveny & Myers LLP

7 Times Square

New York, New York 10036

Attention: Adam K. Weinstein, Esq.

Telecopier: (212) 326-2061

or to such other address as the party to whom notice is to be given may have furnished to each other party in writing in accordance herewith. Any such notice or communication shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next business day after the date when sent, (c) in the case of telecopy transmission, when received, and (d) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted.

Section 9. Benefits of Agreement.

This Agreement shall bind and inure to the benefit of Apollo, the Company, the Indemnified Persons and any successors to or assigns of Apollo and the Company; provided, however, that this Agreement may not be assigned by either party hereto without the prior written consent of the other party, which consent will not be unreasonably withheld in the case of any assignment by Apollo.

Section 10. Governing Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York (without giving effect to principles of conflicts of laws).

Section 11. Headings.

Section headings are used for convenience only and shall in no way affect the construction of this Agreement.

Section 12. Entire Agreement; Amendments.

This Agreement contains the entire understanding of the parties with respect to its subject matter and supersedes any and all prior agreements, and neither it nor any part of it may in any way be altered, amended, extended, waived, discharged or terminated except by a written agreement signed by each of the parties hereto.

Section 13. Counterparts.

This Agreement may be executed in counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

Section 14. Waivers.

Any party to this Agreement may, by written notice to the other party, waive any provision of this Agreement. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

Section 15. Affiliates.

For purposes of this Agreement, the term “Affiliate,” with respect to Apollo, shall include, without limitation, Apollo Investment Fund V, L.P., AP-BHI Investments, L.P., Apollo Netherlands Partners V(A), L.P., Apollo Netherlands Partners V(B), L.P., Apollo German Partners V GMBH & Co., Apollo Overseas Partners V, L.P., Apollo Advisors V, L.P., and Apollo Capital Management V, Inc. (collectively, the “Funds”), the general partner of Apollo, the general partner of each of the Funds and each person controlling, controlled by or under common control with any of the foregoing persons.

* * * * *

IN WITNESS WHEREOF, the parties have duly executed this Amended and Restated Management Consulting Agreement as of the date first above written.

BORDEN CHEMICAL, INC.

By:	/s/ William Carter
	Name:	William Carter
	Title:	Vice President

APOLLO MANAGEMENT V, L.P.

By: Apollo Management V, LP, its Manager

By: AIF V Management, Inc., its General Partner

By:	/s/ Scott Kleinman
	Name:	Scott Kleinman
	Title:	Authorized Signatory

[Signature page to A/R BCI Mgt Agmnt]